SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2

Six Flags Entertainment Corporation
(Name of Issuer)

Common Stock, $0.025 par value
(Title of Class of Securities)

83001A102
83001A201
(CUSIP Number)

April 30, 2010
(Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 11 Pages

CUSIP No.	83001A102 83001A201
		13G	Page 2 of 11 Pages

1	NAMES OF REPORTING PERSONS Altai Capital Management, LLC I.R.S. Identification No. of above person: 30-0571180

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware, United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,857,038

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,857,038

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,857,038 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.78%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	HC

Page 2 of 11 Pages

CUSIP No.	83001A102 83001A201
		13G	Page 3 of 11 Pages

1	NAMES OF REPORTING PERSONS Altai Capital Master Fund, LTD I.R.S. Identification Nos. of above person: 98-0636830

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,857,038

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,857,038

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,857,038 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.78%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	OO
Page 3 of 11 Pages

CUSIP No.	83001A102 83001A201
		13G	Page 4 of 11 Pages

1	NAMES OF REPORTING PERSONS Altai Capital Management, L.P. I.R.S. Identification Nos. of above person: 27-0488863

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware, United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,857,038

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,857,038

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,857,038 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.78%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	IA

Page 4 of 11 Pages

CUSIP No.	83001A102 83001A201
		13G	Page 5 of 11 Pages

1	NAMES OF REPORTING PERSONS Steve Tesoriere

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,857,038

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,857,038

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,857,038 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.78%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	HC

Page 5 of 11 Pages

CUSIP No.	83001A102 83001A201
		13G	Page 6 of 11 Pages

1	NAMES OF REPORTING PERSONS Rishi Bajaj

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,857,038

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,857,038

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,857,038 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.78%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
	HC

Page 6 of 11 Pages

Item 1(a).	Name of Issuer:

Six Flags Entertainment Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1540 Broadway, 15th Floor
New York, New York 10036

Item 2(a).	Name of Person Filing:

Altai Capital Management, LLC
Altai Capital Master Fund, Ltd
Altai Capital Management, L.P.
Steve Tesoriere
Rishi Bajaj

Item 2(b).	Address of Principal Business Office or, if none, Residence:

152 West 57th Street, 10th Floor
New York, NY 10019
United States

Item 2(c).	Citizenship:

Please refer to Item 4 for each Reporting Person

Item 2(d).	Title of Class of Securities:

Common Stock, $0.025 par value

Item 2(e).	CUSIP Number:

83001A102
83001A201

Item 3.	This Statement is filed pursuant to Rule 13(d)-1(c).

Item 4.	Ownership.

Please see Items 5 - 9 and 11 on each cover sheet for each
Reporting Person

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Page 7 of 11 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 8 of 11 Pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: May 10, 2010

ALTAI CAPITAL MANAGEMENT, LLC

By:	/s/ Steve Tesoriere
	Name:	Steve Tesoriere
	Title:	Manager

ALTAI CAPITAL MASTER FUND, LTD

By:	/s/ Toby Symonds
	Name:	Toby Symonds
	Title:	Director

ALTAI CAPITAL MANAGEMENT, L.P.

By:	/s/ Steve Tesoriere
	Name:	Steve Tesoriere
	Title:	Managing Principal

/s/ Steve Tesoriere
Name:	Steve Tesoriere

/s/ Rishi Bajaj
Name:	Rishi Bajaj

Page 9 of 11 Pages

INDEX TO EXHIBITS

Exhibit No.	Description

I.	Joint Filing Agreement

Page 10 of 11 Pages

EXHIBIT A
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.025 per share, of Six Flags Entertainment Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned hereby execute this Agreement.

Dated:  May  10, 2010

ALTAI CAPITAL MANAGEMENT, LLC

By:	/s/ Steve Tesoriere
	Name:	Steve Tesoriere
	Title:	Manager

ALTAI CAPITAL MASTER FUND, LTD

By:	/s/ Toby Symonds
	Name:	Toby Symonds
	Title:	Director

ALTAI CAPITAL MANAGEMENT, L.P.

By:	/s/ Steve Tesoriere
	Name:	Steve Tesoriere
	Title:	Managing Principal

/s/ Steve Tesoriere
Name:	Steve Tesoriere

/s/ Rishi Bajaj
Name:	Rishi Bajaj

Page 11 of 11 Pages